1. Name and Address of Reporting Person
   WARLICK, JR., L. D.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       01/17/2002 R             863.4385    A      $17.7293                    D
Common Stock                       04/11/2002 R             781.8576    A      $19.7780   88146.6163       D
Common Stock                       01/17/2002 R             13.7907     A      $17.7293                    I           L.D. Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       04/11/2002 R             12.4876     A      $19.7780                    I           L.D. Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       07/11/2002 R             13.9713     A      $17.8387                    I           L.D. Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       10/10/2002 R             15.7289     A      $16.4500   2279.3063        I           L.D. Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       01/17/2002 R             25.6761     A      $17.7293                    I           Child - Laura
                                                                                                                       E. Warlick
Common Stock                       04/11/2002 R             23.2501     A      $19.7780                    I           Child - Laura
                                                                                                                       E. Warlick
Common Stock                       07/11/2002 R             26.0125     A      $17.8387                    I           Child - Laura
                                                                                                                       E. Warlick
Common Stock                       10/10/2002 R             29.2845     A      $16.4500   302.2272         I           Child - Laura
                                                                                                                       E. Warlick
Common Stock                       01/17/2002 R             13.7907     A      $17.7293                    I           L.D. Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                       04/11/2002 R             12.4876     A      $19.7780                    I           L.D. Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                       07/11/2002 R             13.9713     A      $17.8387                    I           L.D. Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                       10/10/2002 R             15.7289     A      $16.4500   2279.3063        I           L.D. Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                       01/17/2002 R             25.6761     A      $17.7293                    I           Child - Sarah
                                                                                                                       P. Warlick
Common Stock                       04/11/2002 R             23.2501     A      $19.7780                    I           Child - Sarah
                                                                                                                       P. Warlick
Common Stock                       07/11/2002 R             26.0125     A      $17.8387                    I           Child - Sarah
                                                                                                                       P. Warlick
Common Stock                       10/10/2002 R             29.2845     A      $16.4500   302.2272         I           Child - Sarah
                                                                                                                       P. Warlick
Common Stock                       01/17/2002 R             96.9209     A      $17.7293                    I           Spouse - Mary
                                                                                                                       G. Warlick
Common Stock                       04/11/2002 R             87.7637     A      $19.7780                    I           Spouse - Mary
                                                                                                                       G. Warlick
Common Stock                       07/11/2002 R             98.1899     A      $17.8387                    I           Spouse - Mary
                                                                                                                       G. Warlick
Common Stock                       10/10/2002 R             110.541     A      $16.4500   16028.7535       I           Spouse - Mary
                                                                                                                       G. Warlick
Common Stock                       01/17/2002 R             12.9125     A      $17.7293                    I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       04/11/2002 R             11.6928     A      $19.7780                    I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       07/11/2002 R             13.0817     A      $17.8387                    I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       10/10/2002 R             14.7271     A      $16.4500   2140.2579        I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Laura
                                                                                                                       E. Warlick
Common Stock                       01/17/2002 R             12.9125     A      $17.7293                    I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                       04/11/2002 R             11.6928     A      $19.7780                    I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                       07/11/2002 R             13.0817     A      $17.8387                    I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                       10/10/2002 R             14.7271     A      $16.4500   2140.2569        I           Mollie
                                                                                                                       Warlick
                                                                                                                       Cust., Sarah
                                                                                                                       P. Warlick
Common Stock                                                                              6807             I           Spouse  IRA -
                                                                                                                       Mollie G.
                                                                                                                       Warlick
Common Stock                       01/17/2002 R             108.2152    A      $17.7293                    I           Spouse -
                                                                                                                       Mollie G.
                                                                                                                       Warlick
Common Stock                       04/11/2002 R             97.9907     A      $19.7780                    I           Spouse -
                                                                                                                       Mollie G.
                                                                                                                       Warlick
Common Stock                       07/11/2002 R             109.6319    A      $17.8387                    I           Spouse -
                                                                                                                       Mollie G.
                                                                                                                       Warlick
Common Stock                       10/10/2002 R             123.4225    A      $16.4500   5009.0187        I           Spouse -
                                                                                                                       Mollie G.
                                                                                                                       Warlick
Common Stock                       01/17/2002 R             111.5842    A      $17.7293                    I           Warlick
                                                                                                                       Funeral Home,
                                                                                                                       Inc.
Common Stock                       04/11/2002 R             101.0416    A      $19.7780                    I           Warlick
                                                                                                                       Funeral Home,
                                                                                                                       Inc.
Common Stock                       07/11/2002 R             113.0452    A      $17.8387                    I           Warlick
                                                                                                                       Funeral Home,
                                                                                                                       Inc.
Common Stock                       10/10/2002 R             127.265     A      $16.4500   11443.5473       I           Warlick
                                                                                                                       Funeral Home,
                                                                                                                       Inc.
Common Stock - IRA                                                                        25070            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $15.75                                               01/17/2011 Common                      1800     D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      2500     D
                                                                               Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ L. D. WARLICK, JR.

DATE
02/13/2003